EXHIBIT 10.1
EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 15, 2021, between AppFolio, Inc., a Delaware corporation (the “Company”), and Fay Sien Goon (the “Executive”).

W I T N E S S E T H

    WHEREAS, the Company desires to employ the Executive as the Chief Financial Officer of the Company; and

    WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

    NOW, THEREFORE, the parties to this Agreement agree as follows:

1.Employment Term. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, commencing as of October 18, 2021 (the “Effective Date”). The Executive’s employment may be terminated in accordance with Sections 8 and 9 of this Agreement. The period of time between the Effective Date and the termination of the Executive’s employment is the “Employment Term.”
2.Position and Duties.
(a)During the Employment Term, the Executive will serve as the Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer. In this capacity, the Executive will have the duties, authorities and responsibilities as are consistent with the Executive’s position.
(b)During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company. Notwithstanding the foregoing, the Executive may: (i) serve on the boards of directors of non-profit organizations and, in a manner consistent with the Company’s applicable policies and procedures and practices, other for-profit companies, (ii) participate in charitable, civic, educational, professional, community or industry affairs, (iii) manage the Executive’s passive personal investments, (iv) serve in the capacities as described on the list separately provided to, and reviewed by, the Company; provided that the Executive’s duties, responsibilities and time-commitment associated with such capacities may not be expanded following the Effective Date without prior written approval of the Chief Executive Officer; provided, further, that in each case of clauses (i)-(iv), so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties under this Agreement or create a potential business or fiduciary conflict.
3.Base Salary. During the Employment Term, the Company will pay the Executive a base salary (the “Base Salary”) at an annual rate of $450,000, in accordance with the Company’s regular payroll practices. The Base Salary is subject to annual review by the Company’s Board of Directors (the “Board”).
4.Sign-on Bonus. The Company will pay the Executive a one-time sign-on bonus of $500,000 (the “Sign-On Bonus”), payable on the next regularly scheduled payroll date following the Effective Date, or such other date mutually agreed upon by the Executive and the Company, subject to the Executive’s continued employment through the payment date. If the Executive’s employment is terminated (i) by the Company for “Cause” or (ii) by the Executive for any reason (other than death, “Disability” or resignation for “Good Reason” (as such capitalized terms are defined in Section 12 below), in each case, following the payment of the Sign-On Bonus but prior to the first anniversary of the Effective Date, the Executive will be required to repay the Sign-On Bonus to the Company.
5.Short-Term Cash Awards. For each fiscal year of the Company completed during the Employment Term, the Executive will be eligible to earn an annual short-term incentive cash award (each annual award, an “STI Award”) under the Short-term Incentive Cash Plan or its successor (the “STIP”). The annual grant of an STI Award is subject to the Board’s approval and the Executive’s execution of the applicable participation agreement under the STIP. For fiscal year 2021, the Executive will be eligible for a STI Award of $450,000 at target (subject to a possible increase or decrease relative to certain performance metrics), prorated based on the Effective Date. For fiscal year 2022, the Executive will be eligible for a special one-time STI Award of $2,000,000 at target (again, subject to a possible increase or decrease relative to certain performance metrics) (the “2022 STI Award”) in addition to the annual STI Award of $450,000 at target. In each case, the STI Award will be subject to the terms and conditions of this Section 5 and the applicable plan documents.
6.Equity Awards. The Executive will be eligible to receive the following incentive equity awards:
(a)New-Hire Award. As soon as administratively practicable following the Effective Date, the Executive will be granted an award of time-vesting RSUs (as defined in Section 12 below) with an initial aggregate award value of $6,000,000 on the date of grant (the “New Hire Equity Award”). The New Hire Equity Award will vest in equal annual installments over five years following the grant date, subject to the Executive’s continuous employment through the applicable vesting date. The New Hire Equity Award is subject to the Board’s approval and the Executive’s execution of an RSU award agreement with standard terms and conditions consistent with the terms of this Agreement;
(b)Performance-Based Award. The Executive will be eligible for an award of RSUs that is tied to certain performance metrics over a performance period of up to three years with an initial aggregate target award value of $2,400,000 on the date of grant (the “Performance-Based LTI Award”). Such Performance-Based LTI Award is subject to the Board’s approval and the Executive’s execution of related agreements with the Company containing standard terms and conditions; and
(c)Time-Based Award. The Executive will be eligible for an award of time-vesting RSUs with an initial aggregate award value of $600,000 on the date of grant (the “Time-Based LTI Award”). The Time-Based LTI Award will vest in equal annual installments over four years following the grant date, subject to the Executive’s continuous employment through the applicable vesting date. Such Time-Based LTI Award is subject to the Board’s approval and the Executive’s execution of an RSU award agreement with standard terms and conditions.
7.Employee Benefits.
(a)Benefit Plans; Vacation. During the Employment Term, the Executive will be eligible to participate in any employee benefit plan adopted by the Company for the benefit of its executive employees, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided under this Agreement. The Executive shall be entitled to the same vacation policy for executive employees of the Company as in effect from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)Business Expenses. The Company will reimburse the Executive for all reasonable and necessary out-of-pocket business incurred by the Executive in connection with the performance of the Executive’s duties under this Agreement, including reasonable travel costs and expenses incurred in connection with the Executive’s commute to the Company’s headquarters, in accordance with the Company’s expense reimbursement policy, subject to a tax gross-up to the extent any such amounts are includible in the Executive’s taxable income.
(c)Tax and Legal Fees. As a one-time reimbursement, upon presentation of appropriate documentation, the Company will pay the Executive’s reasonable tax and legal counsel fees incurred in connection with the Executive’s employment transition, which fees shall be paid within forty-five (45) days following the Company’s receipt the aforementioned documentation, subject to a tax gross-up to the extent any such amounts are includible in the Executive’s taxable income, and the Executive’s continued employment through the payment date.
8.Termination. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)Disability. Immediately upon written notice by the Company to the Executive of termination due to Disability (capitalized terms in this Section 8 that have not been previously defined in this Agreement are defined in Section 12, below).
(b)Death. Automatically upon the date of death of the Executive.
(c)Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause.
(d)Without Cause. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).
(e)Good Reason. Upon written notice by the Employee to the Company of a termination for Good Reason.
(f)Without Good Reason. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good

Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
9.Consequences Of Termination.
(a)Death; Disability. In the event that the Executive’s employment and/or the Employment Term ends on account of the Executive’s death or Disability, the Company shall pay to the Executive or the Executive’s estate, as the case may be, the Accrued Benefits (as defined in Section 12, below), and the Executive’s outstanding equity awards as of such termination date shall vest in accordance with the Equity Award Treatment (as defined in Section 12, below). Notwithstanding the foregoing, all right and obligations to the Accrued Benefits shall be subject to state and federal laws governing disabilities and leaves of absence as well as the Company’s applicable policies.
(b)Termination For Cause Or Voluntary Termination By Executive. If the Executive’s employment is terminated: (x) by the Company for Cause, or (y) by the Executive other than by reason of death, Disability or resignation for Good Reason, then the Company shall pay to the Executive the Accrued Benefits.
(c)Termination Without Cause or Resignation for Good Reason. If the Executive’s employment by the Company is terminated by the Company other than for Cause or the Executive resigns for Good Reason, the Company shall pay or provide the Executive with the following:
(i)the Accrued Benefits;
(ii)subject to the Executive’s continued compliance with Sections 10 and 11 of this Agreement, (1) an amount equal to the Executive’s monthly Base Salary (but not as an employee), paid in accordance with the Company’s normal payroll practices for a period of twelve (12) months following such termination; (2) a pro-rated portion of the STI Award (including the 2022 STI Award, if applicable) for the fiscal year in which such termination occurs, with such pro-rated portion determined based on the number of days the Executive was employed by the Company during such year, and achievement of the applicable performance goals determined by the Board at the time of such termination based on forecasted results (but no greater than target-level performance), payable on the first regularly scheduled pay period following the sixtieth (60th) day following such termination; (3) payment of COBRA premiums (through premium reimbursement or direct payment to the insurer) for twelve (12) months following termination; (4) payment of any earned but unpaid STI Award (including the 2022 STI Award, if applicable) for the prior completed fiscal year; and (5) the Executive’s outstanding equity awards as of such termination date shall vest in accordance with the Equity Award Treatment. Notwithstanding the foregoing, any such payment scheduled to occur pursuant to this Section 9(c)(ii) during the first sixty (60) days following the termination will not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and will include payment of any amount that was otherwise scheduled to be paid prior thereto.
(d)Corporate Transaction. In addition to the payments described in Sections 9(c)(i) and (ii), and subject to the Executive’s continued compliance with Sections 10 and 11 of this Agreement, if the Executive’s employment by the Company (or its successor) is terminated by the

Company (or its successor) other than for Cause or the Executive resigns for Good Reason on or within twelve (12) months following the consummation of a Corporate Transaction (as defined in Section 12 below), all outstanding equity awards held by the Executive as of the applicable termination date shall accelerate and become fully-vested effective as of immediately prior to such termination. In addition, if the outstanding equity awards held by the Executive as of immediately prior to the consummation of a Corporate Transaction are not assumed or substituted for value upon such Corporate Transaction, such equity awards shall accelerate and become fully-vested effective as of immediately prior to such Corporate Transaction.
(e)Resignation From All Other Positions. Upon any termination of the Employment Term, the Executive will promptly resign, and will be deemed to have automatically resigned, from all positions, if any, that the Executive holds as a member of the Board (including any committees), officer, director, manager or fiduciary of the Company or any of its affiliates or subsidiaries. The Executive will take all actions reasonably requested by the Company to give effect to this Section 9(d).
(f)Exclusive Remedy. The amounts payable to the Executive following termination of employment and the Employment Term pursuant to Sections 8 and 9 of this Agreement shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates. The Executive acknowledges that such amounts are fair and reasonable and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment or any breach of this Agreement.
10.Release; Continued Compliance. Any and all amounts payable and benefits or additional rights provided upon termination of employment pursuant to this Agreement beyond the Accrued Benefits pursuant to Section 9(c) (the “Severance Benefits”) shall only be payable if the Executive delivers to the Company, and does not revoke, a general release of claims in favor of the Company in substantially the form attached hereto as Exhibit A. Such release will be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. During such time that the Executive is receiving the Severance Benefits, if (a) the Company discovers grounds constituting Cause existed before Executive’s termination or (b) the Executive breaches any of the restrictive covenants set forth in the Employee Proprietary Information and Invention Assignment Agreement attached to this Agreement as Exhibit B, the Executive’s right to receive the Severance Benefits will immediately cease and be forfeited and any previously paid Severance Benefits shall be repaid (including repayment of any amounts received in respect of equity awards that became vested as a result of the Equity Award Treatment).
11.Restrictive Covenants. The Executive acknowledges and agrees to be bound by the restrictive covenants set forth in the Employee Proprietary Information and Invention Assignment Agreement attached to this Agreement as Exhibit B.
12.Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
(a)“Accrued Benefits” means: (i) any accrued but unpaid Base Salary through the date of termination; (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination; and (iii) all other accrued but unpaid payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant. Notwithstanding anything to the contrary, amounts due under prongs (i)-(iii) will be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law.
(b)“Cause” means the Executive’s: (i) theft, dishonesty, misconduct, falsification of any employment or Company records or any other act or omission that has a material detrimental effect on the Company’s reputation or business; (ii) conviction (including any plea of guilty or no contest) for any felony, or for any criminal act that materially impairs the Executive’s ability to perform the Executives duties to the Company; (iii) material breach of any agreement between the Executive and the Company; or (iv) material violation of any Company policy; or (v) the Executive’s willful failure to perform, or willful misconduct or gross negligence in the performance of, the Executive’s duties to the Company or the Executive’s failure to follow the lawful directives of the Board or any executive to which the Executive reports (other than as a result of death or Disability); provided that, in the case of clauses (iii), (iv) and (v), the Executive shall have an opportunity to cure, if susceptible to cure, for a period of thirty (30) days following notice by the Board.
(c)“Corporate Transaction” has the meaning set forth in the Company’s 2015 Stock Incentive Plan, as may be amended from time to time.
(d)“Disability” or “Disabled” means the Executive becomes “disabled” or suffers from a “disability” as defined in Section 409A, or in any successor regulation, as determined by the Board in good faith.
(e)“Equity Award Treatment” means (i) with respect to each outstanding equity award held by the Executive as of the applicable termination date that vests solely based on the Executive’s continued employment with the Company (each a “Time-Vesting Award”), the portion of such Time-Vesting Award that would have vested had the Executive remained employed with the Company for an additional twelve (12) months will accelerate and become vested effective as of immediately prior to such termination: provided, that if the Executive’s employment ends on account of the Executive’s death or Disability, then 100% of the Time-Vesting Award will accelerate and become vested effective as of immediately prior to such termination; and (ii) with respect to each outstanding equity award held by the Executive as of the applicable termination date that vests (in whole or in part) based on achievement of applicable performance goals (each a “Performance-Vesting Award”), a pro-rated portion of such Performance-Vesting Award will accelerate and become vested effective as of immediately prior to such termination, with such pro-rated portion determined based on the number of days the Executive was employed by the Company during the applicable performance period for the Performance-Vesting Award, and achievement of the applicable performance goals determined by the Board at the time of such termination based on forecasted results (but no greater than target-level performance).
(f)“Good Reason” means, without the Executive’s prior written consent: (i) a material reduction in the Executive’s base salary (other than a reduction pertaining to all similarly situated employees of the Company); (ii) a material diminution of the Executive’s duties inconsistent with the Executive’s position; (iii) a material breach by the Company or its affiliate of the Agreement or any other material written agreement with the Company; or (iv) the relocation of the Executive’s principal work location by more than thirty-five (35) miles or a material modification by the Company of the Executive’s flexible hybrid work arrangement involving both off-site services and in-person services at the Company’s headquarters; provided that, “Good Reason” shall only exist if the Executive tenders written objection to the Company within thirty (30) days of the initial occurrence of such Good Reason setting forth in reasonable detail the circumstances alleged to give rise to Good Reason, the Company fails to remedy the condition within thirty (30) days after receiving such written objection notice, and the Executive gives notice of resignation from employment within thirty (30) days after the end of such cure period.
(g)“RSUs” means restricted stock units covering a number of shares of Class A common stock of the Company that may be settled in cash and/or by issuance of shares of Class A common stock of the Company.
(h)“Section 409A” means Section 409A of the Internal Revenue Code and the regulations and guidance promulgated under the Internal Revenue Code.
13.No Assignments. This Agreement is personal to each of the parties. Except as provided below, no party may assign or delegate any rights or obligations under this Agreement without first obtaining the written consent of the other party. The Company may assign this Agreement to any successor to all or substantially all of its business or assets.
14.Notice. All communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by electronic mail, or (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service:
If to the Executive:

At the address (or to the email address) shown in the books and records of the Company.

If to the Company:
70 Castillan Drive
Santa Barbara, CA 93117
Attention: General Counsel and Chief Compliance Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
15.Interpretation. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
16.Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties shall be enforceable to the fullest extent permitted by applicable law.
17.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
18.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Santa Barbara, California in accordance with the JAMS Employment Rules and Procedures then in effect (available at www.jamsdr.com). The decision of the arbitrator will be final and binding upon the parties. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne by the Company.
19.Governing Law. This Agreement, the rights and obligations of the parties, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (without regard to its choice of law provisions).
20.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with all exhibits attached to this Agreement, sets forth the entire agreement of the parties in respect of the subject matter contained in this Agreement and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. In the event of any inconsistency between the terms of this Agreement and any equity award, the terms of this Agreement shall govern and control.
21.Representations. The Executive represents and warrants to the Company that: (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed under this Agreement; and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent or impair the Executive from entering into this Agreement or performing the Executive’s duties and obligations under this Agreement.

22.Tax Matters.
(a)Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)Section 409A Compliance.
(i)The intent of the parties is that payments and benefits under this Agreement comply with, or are exempt from, Section 409A. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.
(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY
By:	/s/ Jason Randall
Name:	Jason Randall
Title:	President & CEO

EXECUTIVE
/s/ Fay Sien Goon
[Signature Page to Employment Agreement]

Exhibit A
GENERAL RELEASE

    I, Fay Sien Goon, in consideration of and subject to the performance by AppFolio, Inc. (together with its subsidiaries, the “Company”) of its obligations under that Employment Agreement, dated as of September 15, 2021 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.My employment or service with the Company and its affiliates terminated as of ________________, and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand that the Severance Benefits represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to the restrictive covenants set forth in Exhibit B attached to the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.Except as provided in paragraphs 5 and 6 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any
Exhibit A - 1

applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.The released claims described in paragraph 2 hereof include all such claims, whether known or unknown by me. Therefore, I waive the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction. Section 1542 states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
4.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
5.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
6.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.
7.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any
Exhibit A - 2

other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.
8.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
9.I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.
10.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.
11.I hereby acknowledge that Exhibit B of the Agreement shall survive as applicable therein my execution of this General Release.
12.I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
13.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
14.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
1.I HAVE READ IT CAREFULLY;
Exhibit A - 3

2.I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
3.I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21DAY PERIOD;
6.I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
7.I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
8.I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.
SIGNED:__________________________    DATED:_________________

Exhibit A - 4

Exhibit B
Employee Proprietary Information and Invention Assignment Agreement

(attached)
Exhibit B - 1